News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Updates First Quarter Guidance

Orlando, Fla., April 9, 2018 - (NYSE: TUP) Tupperware Brands Corporation (the “Company”) today updated its first quarter 2018 guidance.

Revenue for the first quarter of 2018 is expected to have decreased 2% (6% in local currency+) versus the prior year, which would be 3-points below the low end of the Company’s previous guidance range in dollars and local currency. As a result, and also reflecting an approximate 6-cent impact from a higher than previously foreseen income tax rate related to the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the Company has updated its first quarter 2018 EPS without items* range to $0.87 to $0.92 from $1.01 to $1.06.

The most significant factors negatively impacting the first quarter of 2018, versus previous guidance, were:

•
Customer service issues associated with the now closed French manufacturing and distribution facility had a larger than previously foreseen impact on sales, most significantly in France and Germany. Any ongoing impact is expected to be much less significant;

•	In Indonesia, sales were lower than expected as key strategies have yet to gain traction;

•
In Brazil, there were issues in the supply chain impacting product availability, including a customs strike, the over sell of certain items, and quality issues with a third party produced item. These factors negatively impacted sales and the number of sales force additions and new sales force leaders promoted; and

•
The change in the tax rate that relates to the Global Intangible Low-Taxed Income (“GILTI”) tax. GILTI is currently expected to negatively impact full-year earnings per share by 35 cents compared with previous guidance, although it is not expected to impact cash flow. As the rules around recording the impact of GILTI are not yet clear, the currently estimated impact could change significantly as the year moves forward. If it does change, the Company expects it more likely to be lower than higher.

Rick Goings, Chairman and CEO, commented, "While overall we are disappointed with the results of the first quarter, we were pleased with continued good performance in China, Mexico, Malaysia/Singapore, South Africa, the United States & Canada and others. We also returned to solid growth at Fuller Mexico, our largest beauty unit. We had expected challenges related to the closure of our French manufacturing facility, but the collateral impacts ran deeper than anticipated. That said, our actions under our revitalization plan are necessary to evolve our business on a number of fronts to leverage our growth opportunity and generate the return we, and our shareholders, expect. In Indonesia, we continue scaling-up a number of newer initiatives that we expect will lead to better performance in time, and we have also installed a new managing director during the first quarter. Brazil had an unusual number of external factors that hurt our momentum. We expect these issues to be temporary, as our strong management team in Brazil has identified, and is addressing, the key issues."

Goings continued, “More broadly, we have confidence in how our business will perform going forward, as we continue to evolve our relationship-selling business model to include greater access to our powerful brands and innovative products through the use of digital tools, branded contact points and a relevant earning opportunity for our sales force.”

Revised Outlook - Second Quarter and Full Year 2018

While the Company will provide a more complete update of its guidance through its earnings release and conference call on April 25, 2018, it currently expects second quarter sales modestly lower than previously foreseen and no change from its previous expectations in the second half of the year. Its cash flow guidance is expected to increase in light of the sale of excess assets under its revitalization plan.

* See Non-GAAP Financial Measures discussion below.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call

Tupperware Brands will release its first quarter 2018 earnings on Wednesday, April 25, 2018, and conduct a conference call that day at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of the news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.2 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, enactment related and ongoing impacts related to the Tax Act, including the GILTI tax, recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations compared with the outlook provided in the Company’s fourth quarter 2017 earnings release on January 31, 2018. As the Company has not completed its financial reporting and review processes for the quarter ended March 31, 2018, GAAP net income per diluted share for the period ended March 31, 2018 is not available.

Non-GAAP financial measures exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These measures should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses along with asset sales related to exited businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
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